UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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Presstek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESSTEK, INC.

10 Glenville Street

Greenwich, Connecticut 06831

April 24, 2009

Dear Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Wednesday, June 3, 2009, commencing at 1:30 P.M. local time, at the offices of McDermott Will & Emery, LLP, 340 Madison Avenue, New York, New York. The Notice of Annual Meeting and Proxy Statement that follow describe the business to be conducted at the meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, we urge you to complete, sign, date and return a proxy card promptly. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. If the address on the accompanying material is incorrect, please inform our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 17 Battery Place South, 8th Floor, New York, NY 10004.

Your vote is very important, and we will appreciate a prompt return of your proxy by mail, telephone or the Internet. We hope to see you at the meeting.

Cordially,
/s/ Jeffrey Jacobson
Jeffrey Jacobson
Chairman, President and
Chief Executive Officer

PRESSTEK, INC.

10 Glenville Street

Greenwich, Connecticut 06831

Telephone: (203) 769-8056

Fax: (203) 769-8099

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held Wednesday, June 3, 2009 at 1:30 P.M.

To the Stockholders of PRESSTEK, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Presstek, Inc. (the “Company” or “Presstek”) will be held on Wednesday, June 3, 2009, commencing at 1:30 P.M. local time, at the offices of McDermott Will & Emery, LLP, 340 Madison Avenue, New York, New York, to consider and to vote upon the following proposals:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders; and
2.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet. Instructions on how to access and review the proxy materials on the Internet can be found on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to certain of our stockholders of record. The Notice will also include instructions for stockholders on how to access the proxy card to vote over the Internet, by mail or telephone.

Only stockholders of record at the close of business on April 8, 2009, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournment or postponement thereof.

By order of the Board of Directors,

/s/ James R. Van Horn

James R. Van Horn
Vice President, General Counsel and Secretary

April 24, 2009

PRESSTEK, INC.

 PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 3, 2009

This proxy statement is being furnished to holders of common stock, $.01 par value per share (the “Common Stock”) of Presstek, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of the Company’s stockholders to be held on Wednesday, June 3, 2009, commencing at 1:30 P.M. local time, and at any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is to be held at the offices of McDermott, Will & Emery, LLP, 340 Madison Avenue, New York, New York. The Company’s Annual Report on Form 10-K, containing audited consolidated financial statements for the fiscal year ended January 3, 2009 (“fiscal 2008”), is being mailed contemporaneously with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. This proxy statement and the accompanying form of proxy were first sent to stockholders on or about April 24, 2009.

Presstek’s address is 10 Glenville Street, Greenwich, Connecticut 06831.

Q:	What is the purpose of the Annual Meeting?
A:	At the Annual Meeting, the Company’s stockholders will be asked to vote on the matters listed in the accompanying notice of Annual Meeting, namely:
1. the election of eight directors; and 2. such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Q:	Who is entitled to vote?
A:

Stockholders as of the close of business on the record date, April 8, 2009, are entitled to vote their shares of our Common Stock. Each outstanding share of Common Stock is entitled to one vote. At the close of business on the record date, there were 36,692,665 shares of our Common Stock outstanding. The Company has no other voting securities issued and outstanding. Proxies in the accompanying form, properly executed and returned to the management of the Company by mail, telephone or the Internet, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notice of revocation of the proxy delivered to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

Q:	How many shares must be present to hold the meeting?
A:

A quorum must be present at the meeting for business to be conducted. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock as of the Record Date, is necessary to establish a quorum for the transaction of business at the Annual Meeting.

Q:	What if a quorum is not present at the meeting?
A:

If a quorum is not present at the time of the meeting, the stockholders who are represented may adjourn the meeting until such time as a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q:	How do I vote?
A:	You may vote in any of three ways:

*    You may vote by mail if you complete, sign and date the accompanying proxy card and return it in the prepaid envelope. Your shares will be voted confidentially and in accordance with your instructions;

* You may vote by telephone or via the Internet in accordance with the instructions found on your proxy card; and

*    You may vote in person if you are a registered stockholder and attend the meeting and deliver your completed proxy card in person. At the meeting, the Company will also distribute written ballots to registered stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in “street name” who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet and Electronic Availability of Proxy Materials

As permitted by the Securities and Exchange Commission (the “ SEC “), the Company is sending a Notice of Internet Availability of Proxy Materials (the “ Notice “) to certain stockholders of record. All stockholders will have the ability to access the Proxy Statement, the proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 as filed with the SEC on March 24, 2009 on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

Q:	How many votes does it take to approve the items to be voted upon?
A:

Directors are elected by a plurality of votes. This means that, assuming a quorum is present at the meeting, director nominees will be elected if the nominees receive the greatest number of affirmative votes cast for the election of directors. All other matters at the meeting will be decided by a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting.

Q:	Can I revoke my proxy before it is exercised?
A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by using any of the following methods:
* by signing another proxy with a later date;
* by voting by telephone or via the Internet after the date and time of your last telephone or Internet vote; or
* if you are a registered stockholder, by giving written notice of such revocation to the Secretary of the Company prior to or at the meeting or by voting in person at the meeting.
Attendance at the meeting will not automatically revoke a previously granted proxy.
Q:	Who will count the votes?

A:	The Company will designate the Inspector(s) of Elections for the Annual Meeting.
Q:	How will different types of votes be counted?
A:

Votes will be counted and certified by the Inspector(s) of Election. Abstentions and “broker non-votes” (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. Because broker non-votes and abstentions are not considered to be votes cast, they will have no effect on the votes for the matters presented at the Annual Meeting. The proxies received by the management of the Company will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies which are executed but which do not contain specific instructions will be voted FOR the matter in question.

Q:	Who is soliciting my proxy?
A:

This solicitation is being made by the Board of Directors of the Company. The Company will bear all costs of soliciting proxies. The Company may request its officers and regular employees to solicit stockholders in person, by mail, e-mail, telephone, telegraph and through the use of other forms of electronic communication. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Common Stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by the Company’s officers and regular employees may also be made of some stockholders in person or by mail, e-mail, telephone, telegraph or through the use of other forms of electronic communication following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses if such proxy solicitation firm is retained.

Q:	When are the stockholder proposals for the 2010 Annual Stockholders meeting due?
A:

If a stockholder would like a proposal to be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders, the stockholder must (i) submit the proposal in writing and addressed to the Company’s Secretary no later than December 25, 2009, and (ii)  satisfy the conditions established by the Securities and Exchange Commission and the Company’s Certificate of Incorporation and Bylaws for stockholder proposals in order for the proposition to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such Annual Meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

After the December 25, 2009 deadline, a stockholder may submit a nomination for director or present a proposal suitable for stockholder action at the Company’s 2010 Annual Meeting if it is submitted to the Company’s Secretary at the address set forth below, although the Company is not obligated to present the matter or nominee in its proxy statement. Our proxy for the 2010 Annual Meeting will give discretionary authority to the proxy holders to vote on all proposals we receive after March 3, 2010.

Any such stockholder proposal or director nomination should be submitted in accordance with the Company’s Certificate of Incorporation and Bylaws to Presstek, Inc., 10 Glenville Street, Greenwich, Connecticut 06831, Attention: Secretary of the Company.

Q:	What other information about the Company is available?
A:

Interested parties may submit a request to the Secretary of the Company at the address above for a copy of the Company’s Annual Report on Form 10-K be sent to them by mail. This and other important information about the Company is also available on our Web site at www.presstek.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until a successor, if applicable, is elected and qualified or until the director’s earlier resignation or removal.

The Board currently consists of eight directors. The Board recommends to the stockholders that the eight persons listed below, each of whom is currently serving as a director of the Company, be elected to hold office until the next annual meeting of stockholders and until their respective successors, if applicable, are elected and qualified or until their earlier resignation or removal. The proxies granted by stockholders will be voted for the election as directors of the Company of such persons listed below, unless a proxy specifies that it is not to be voted in favor of a particular nominee or nominees. Proxies cannot be voted for a greater number of persons than the number of nominees listed below. In the event any of the nominees listed below are unable to serve, it is intended that the proxy will be voted for such other nominees, if any, as are designated by the Board. Each of the persons named below has indicated to the Board that he or she will be available to serve, and the Board knows of no reason why such nominee is unwilling or unable to serve.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ELECTION OF ALL OF THE NOMINATED DIRECTORS

Director Nominees

The nominees for director and their ages are the following:

Name	Age	Position

Edward E. Barr	72	Director
John W. Dreyer	71	Lead Director
Jeffrey Jacobson	49	Chairman, President, Chief Executive Officer and a Director
Daniel S. Ebenstein	66	Director
Dr. Lawrence Howard	56	Director
Steven N. Rappaport	60	Director
Frank D. Steenburgh	66	Director
Donald C. Waite, III	67	Director

Edward E. Barr has been a director since September 4, 2008. From 1998 until his retirement in 2003, he served as Chairman and Chief Executive Officer of Sun Chemical Group B.V., the holding company of Sun Chemical Corporation and its other interests. He served as President of Sun Chemical Corporation from 1975 to 1982 and Chairman and President of Sun Chemical Corporation from 1987 to 1998. From 1982 to 1987 Mr. Barr was Chief Executive Officer and Partner of Courtaulds plc. Mr. Barr is a member of the Board and Audit Committee of United Water Resources, where he served as Chairman from 2003 to 2008. He also serves as a director of Smith Investment Company, a diversified company which, through its wholly owned subsidiaries, is involved in multicolor printing and related services.

John W. Dreyer has been a director of the Company since February 1996. Mr. Dreyer has served as the Company’s Lead Director since January 1, 2009. From June 2006 until January 1, 2009 he served as Chairman of the Board. He retired as Chairman and Chief Executive Officer of Pitman Company, a graphic arts and image supplier, in December 2000. He is also Chairman of the Advisory Board of Ledgemont Capital Group, LLC, an investment banking firm.

Jeffrey Jacobson has been Chairman of the Board since January 2009 and President, Chief Executive Officer and a director of the Company since May 2007. From April 2005 until April 2007, he was a Corporate Vice President and the Chief Operating Officer of Eastman Kodak Company’s Graphic Communications Group, a division formed by the integration of six different Kodak companies into a $3.6 billion global enterprise. From March, 2000 through March, 2005, Mr. Jacobson served as Chief Executive Officer of Kodak Polychrome Graphics, a $1.7 billion global joint venture between Sun Chemical Corporation and Eastman Kodak.  In all, Mr. Jacobson has 22 years of experience in the graphics arts industry.  Mr. Jacobson is a board member of the Electronic Document Systems Foundation, as well as a board member of the New York University Graphic Communications Management and Technology Advisory Board.

Daniel S. Ebenstein has been a director of the Company since November 1999. Since 1968, Mr. Ebenstein has been practicing intellectual property law at the New York law firm of Amster, Rothstein & Ebenstein LLP and has been a partner of that firm since 1972.

Dr. Lawrence Howard, a founder of the Company, has been a director of the Company since November 1987. Since March 1997, Dr. Howard has been a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P., a limited partnership that is qualified as a small business investment company. Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to Hudson Venture Partners, L.P. Since November of 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P. From 1988 to 1993 he served in various executive positions with the Company, including Chief Executive Officer. He also serves as a director and Chairman of the Board of iCad, Inc.

Steven N. Rappaport has been a director of the Company since November 2003. Since July 2002, Mr. Rappaport has been a partner of Lehigh Court, LLC and RZ Capital, LLC, private investment firms that also provide administrative services for a limited number of clients. Mr. Rappaport is currently serving as an independent director and audit committee member with respect to a number of investment portfolios, of which Credit Suisse serves as the investment adviser under the Investment Companies Act of 1940. Eighteen of the funds are open-end funds and Mr. Rappaport is the Chairman of these funds. Seven of the funds are closed-end funds, whose shares are currently listed on the American Stock Exchange. Mr. Rappaport also serves on the Board of iCad, Inc., a NASDAQ-listed company, and is Chairman of its Audit Committee. He serves as a director of a number of for profit private businesses, and is a member of the Board of Trustees of Washington University in St. Louis.

Frank D. Steenburgh has been a director of the Company since April 2008. From January 2008 until the present, he has served as Chief Marketing Officer of ColorCentric Corporation. From January 2006 until the present, he has served as President and CEO of Steenburgh & Associates, LLC. From January 2005 until December 2005 he served as Senior Vice President, Business Growth of Xerox Corporation. From November 2001 until December 2004 he served as Senior Vice President and Worldwide General Manager, iGen3 Business of Xerox. Prior thereto he served in various capacities with Xerox. He is also a member of the Advisory Board of Ledgemont Capital Group, LLC, an investment banking firm.

Donald C. Waite, III has been a director of the Company since July 2002. Since February 2002, Mr. Waite has been the Director of the Executives-in-Residence Program and an Adjunct Professor at Columbia Graduate School of Business. Mr. Waite was employed as an executive with McKinsey & Company, an international management consulting firm, from 1966 until his retirement in February 2002. He remains a member of the McKinsey Investment Committee. From June 1996 to February 2002, Mr. Waite was one of the three members of McKinsey’s Office of the Managing Director, and Chairman of McKinsey’s Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company. He sits on the Board of Overseers of the Columbia Graduate School of Business and is a member of the board of directors of Guardian Life Insurance Company of America and Information Services Group, Inc.

COMPENSATION OF DIRECTORS

As compensation for services as a director, each non-employee director of the Company receives the following compensation:

•

Upon joining the Board, each new non-employee director is granted an option to purchase 25,000 shares of Common Stock at an exercise price per share equal to the closing price of our Common Stock on the date the option is granted. These options are fully exercisable on the first anniversary of the date of grant.

•

Non-employee directors are paid an annual retainer of $22,500 on the first business day of July of each year. Directors who join the Board between Annual Meetings receive a pro-rated cash retainer. The Chairman of the Audit Committee receives an additional retainer of $7,500; the Chairman of the Compensation Committee receives an additional retainer of $5,000; and the Chairman of the Nominating and Governance Committee receives an additional retainer of $5,000. Board members may elect to receive either 50% or 100% of this retainer and/or any Committee Chair retainer in the form of non-qualified stock options, which is valued by taking the amount of the retainer and dividing it by the value per option (using the Black-Scholes valuation or some similar method). The exercise price per share shall be the closing price of the Common Stock on NASDAQ on the first business day of July. All stock options are issued pursuant to the 2008 Omnibus Incentive Plan. All stock options issued in lieu of the cash Board and/or cash Committee Chair retainers shall vest immediately and shall be exercisable for a period of ten years from the date of grant, regardless of whether the Board member remains on the Board.

•

On the Company’s first business day of July, each non-employee director is granted an option to purchase 15,000 shares of Common Stock at an exercise price per share equal to the closing price of our Common Stock on that date. These options are fully exercisable on the first anniversary of the date of grant.

•

Compensation for attendance at meetings in the amount of: (i) $1,500 for each in-person meeting of the Board; (ii) $500 for each telephonic meeting of the Board; (iii) $1,000 for each meeting of the Compensation Committee and Nominating and Governance Committee; and (iv) $1,500 for each meeting of the Audit Committee.

During 2008, John W. Dreyer served as non-executive Chairman of the Board of Directors, a position that he had held since June 2006. In addition to the Board member retainer, Board meeting attendance fees and stock option compensation detailed above, Mr. Dreyer was paid $100,000 for his service as Chairman of the Board in 2008. Effective January 1, 2009 Mr. Dreyer was elected as Lead Director and Jeffrey Jacobson, the Company’s President and Chief Executive Officer, was elected to the additional position of Chairman of the Board. Mr. Jacobson does not receive any additional compensation for serving as Chairman, and Mr. Dreyer is paid at the rate of $50,000 per year for serving in the role of Lead Director.

In addition to the option grants described herein, directors of the Company are generally eligible to be granted stock options or stock-based awards under the 2008 Omnibus Incentive Plan. The Board or the Compensation Committee has discretion to determine the number of shares subject to each award, the exercise price and other terms and conditions thereof. The 2008 Omnibus Incentive Plan provides for the grant of any or all of the following types of awards: (i) stock options; (ii) stock issuances; and (iii) other equity interests in the Company.

The following table sets forth the cash compensation earned and accounting cost of options to purchase Common Stock granted to all persons who served as a non-employee director of the Company in fiscal 2008:

Director	Fees Earned or Paid in Cash ($)(1)	Options Awards ($)(2)	Total ($)
Edward E. Barr	4,000	22,917	26,917
John W. Dreyer	109,500	297,288	406,788
Daniel S. Ebenstein	42,000	53,208	95,208
Dr. Lawrence Howard	49,000	53,208	102,208
Steven N. Rappaport	27,500	82,187	109,687
Frank D. Steenburgh	8,000	78,737	86,737
Donald C. Waite, III	27,000 6,500 7,000	79,771 34,508 34,508	106,771 41,008 41,508
Michael Moffitt
Brian F. Mullaney

(1)	This column reports the amount of cash compensation earned in 2008 for Board and Committee service and, in the case of Mr. Dreyer, for service as Chairman of the Board.

(2)

The dollar amounts in this column represent the compensation cost, adjusted as described below, recorded in our audited financial statements for fiscal 2008 of Common Stock option awards made to the directors in fiscal 2008 and previously. These amounts have been calculated in accordance with SFAS No. 123R disregarding the estimates of forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009. The grant date fair value of options granted in 2008 was $68,752 for Mr. Barr; $59,135 for Mr. Dreyer; $37,401 for Mr. Ebenstein; $37,401 for Dr. Howard; $66,380 for Mr. Rappaport; $110,205 for Mr. Steenburgh; and $63,964 for Mr. Waite. The aggregate number of shares subject to all options outstanding held by the respective non-employee directors in the table at January 3, 2009 were 25,000 for Mr. Barr; 349,116 for Mr. Dreyer, 92,500 for Mr. Ebenstein, 95,000 for Dr. Howard, , 99,532 for Mr. Rappaport, 49,024 for Mr. Steenburgh and 98,529 for Mr. Waite.

BOARD OF DIRECTORS’ MEETINGS

During the fiscal year ended January 3, 2009, the Board of Directors held twelve meetings. During the year, each of the Company’s directors attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings of all committees on which each director served. Additionally, all of the director-nominees attended the Annual Meeting of Stockholders in 2008. Directors are encouraged to attend the annual meeting of stockholders but are not required to do so.

BOARD OF DIRECTORS AND COMMITTEE INDEPENDENCE

The Board has determined, in accordance with Nasdaq Marketplace Rule 4200(a)(15), that each of the following directors is an “independent director” as such term is defined in Nasdaq listing standards: Messrs. Barr, Ebenstein, Rappaport, Steenburgh, Waite and Dr. Howard. The Board of Directors has also determined that each member of the three standing committees of the Board meet the independence requirements applicable to those committees prescribed by Nasdaq.

COMMUNICATIONS WITH THE BOARD

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Web site at http://www.presstek.com/about-investor-hotline.htm.

AUDIT COMMITTEE

The Company has an Audit Committee of the Board established in accordance with section 3(a)(58)(A) of the Securities Act of 1934, as amended. The Audit Committee, which oversees the audit and financial procedures of the Company, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is currently comprised of Mr. Rappaport as Chair, Dr. Howard and Mr. Waite. The Company’s Board of Directors has determined that Mr. Rappaport, who qualifies as an independent director under Nasdaq listing standards, is also “an audit committee financial expert” as such term is defined by a regulation of the Securities and Exchange Commission (“SEC”). The Audit Committee held nine meetings during fiscal 2008. The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s Web site at www.presstek.com. The Audit Committee chairperson reports on Committee actions and recommendations at Board meetings.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Company has a Nominating and Corporate Governance Committee of the Board, which is comprised of Mr. Ebenstein as Chair and Messrs. Barr, Howard and Steenburgh. The Nominating and Corporate Governance Committee held three meetings during fiscal 2008. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s Web site at www.presstek.com.

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board and is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as age, understanding of and achievements in manufacturing, technology, finance and marketing, international experience and culture. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. The Committee establishes procedures for the nomination process and recommends candidates for election to the Board. The Nominating and Corporate Governance Committee chairperson reports on Committee actions and recommendations at Board meetings.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by management. Edward E. Barr was appointed by the Board on September 4, 2008 to a new Board seat. Mr. Barr was recommended to the Governance Committee for service on our Board by the Chief Executive Officer as well as a non-management Board member. In fiscal year 2008, Presstek did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates who are proposed by stockholders and has from time to time received unsolicited candidate proposals from stockholders. The Committee evaluates candidates proposed by stockholders using the same criteria as used for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to Presstek, Inc., 10 Glenville Street, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

THE COMPENSATION COMMITTEE

The Company has a Compensation Committee of the Board (the “Compensation Committee”), which is currently comprised of Mr. Waite as Chair and Messrs. Ebenstein and Rappaport. The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Web site at www.presstek.com. The Compensation Committee held five meetings during fiscal 2008. The Compensation Committee sets the compensation of the executive officers of the Company and makes recommendations to the Board regarding the compensation of the members of the Board. Generally, management is not involved in the setting of compensation for the executive officers, except that the Chief Executive Officer participates in discussions related to compensation for all other executive officers. The Compensation Committee is comprised entirely of non-employee directors. The Compensation Committee chairperson reports on Committee actions and recommendations at Board meetings. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee. In fiscal 2007, the Compensation Committee retained Pearl Meyer & Partners as a compensation consultant to provide the Committee with independent analysis and competitive market data in connection with the Committee’s negotiation of a compensation arrangement with Mr. Jacobson, who joined the Company in May 2007 as President and Chief Executive Officer. In fiscal 2008, the Committee used compensation survey data acquired from Radford Consulting in connection with the benchmarking of executive positions.

EXECUTIVE OFFICERS

Executive officers serve at the discretion of the Board until their successors have been duly elected and qualified or until their earlier resignation or removal. The current executive officers of the Company and their ages are:

Name	Age	Position

Jeffrey Jacobson	49	Chairman, President, and Chief Executive Officer
Jeffrey A. Cook	54	Executive Vice President, Chief Financial Officer and Treasurer
Mark J. Levin	52	President, Americas Region
Kathleen McHugh	50	Vice President and Chief Marketing Officer
James R. Van Horn	53	Vice President, General Counsel and Secretary

Biographical information for Mr. Jacobson can be found above in the section entitled “Election of Directors”.

Jeffrey A. Cook was appointed Senior Vice President, Chief Financial Officer and Treasurer in February 2007 and appointed Executive Vice President in February 2008. From July 2005 until February 2007 he was self-employed. Prior thereto, he served as Senior Vice President and Chief Financial Officer of Kodak Polychrome Graphics, a joint venture between Eastman Kodak Company and Sun Chemical Corporation.

Kathleen McHugh was appointed Vice President and Chief Marketing Officer in May 2008. From August 2007 to May 2008 she served as Vice President and Regional Business Manager for the United States and Canada, Prepress Solutions at the Graphic Communications Group of Eastman Kodak Company (GCG). From June 2005 until August 2007 she served as Vice President-Global Marketing, Prepress Solutions for GCG. From November 2003 until June 2005 she served as Staff Vice President of Business Strategy Kodak Polychrome Graphics (KPG). Prior thereto she served as Vice President of Marketing of the United States and Canada for KPG.

Mark J. Levin was appointed President, Americas Region in November 2007. From October 2005 until March 2007 he served as President-Commercial Group of Sun Chemical Corporation. From October 2003 until October 2005 he served as President-Publication Inks of Sun Chemical. Prior thereto, he served as Senior Vice President of Heidelberger Druckmaschinen.

James R. Van Horn was appointed Vice President and General Counsel of the Company in October 2007 and Secretary in December 2007. From January 2007 until October 2007 he served as a consultant to Sun-Times Media Group, Inc. From March 2004 to January 2007 he served as Vice President, General Counsel and Secretary of Sun-Times Media Group, Inc. Prior thereto he served as Chief Administrative Officer, General Counsel and Secretary of NUI Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In accordance with SEC rules, the following discussion primarily addresses the compensation paid to the current executive officers included in the Summary Compensation Table (referred to as the “named executive officers”) during 2008 and also discusses the philosophy, objectives and component parts of our executive compensation program. Our executive compensation programs are overseen and administered by the Compensation Committee of the Board of Directors, which is comprised of three independent members of the Board (the “Committee”).

Compensation Philosophy and Objectives

The Company’s compensation philosophy is to provide a total compensation package that motivates management to profitably achieve our strategic growth and annual operating objectives and enables us to attract and retain talented executives.

We seek to align management’s interests with those of our stockholders by using equity-based long-term incentive awards. These awards generally consist of stock options that vest over time, and serve not only as a retention tool, but also as a means to encourage enhanced performance of our Common Stock since executives obtain the opportunity for financial rewards only when the stock price increases. The Company’s philosophy is to base a significant portion of targeted annual cash incentive awards upon our annual performance against pre-established financial targets, so that executives receive greater incentive payments when the Company achieves its financial goals.

We seek to motivate management to achieve growth and operating objectives by designing compensation programs that reward the achievement of pre-determined performance objectives in areas that the Committee believes are critical to the Company’s success.

We seek to attract and retain talented executives by ensuring that the compensation opportunities provided to them are competitive in relation to similar positions at comparable organizations and by ensuring retention through time-vested equity-based incentive awards. We do this by using compensation survey data for the relevant position, including levels within different elements of compensation (base salary, annual bonus, long-term incentives and fringe benefits), to make sure that the compensation package that we provide to an executive has a total value that is at least near the mid-point for total compensation within the applicable survey data, and that the various elements of compensation for the position present an appropriate mix for the position.

Components of the Compensation Program

The Company’s executive compensation program is comprised of the following components, in support of our executive compensation philosophy.

Base Salary. Base salary is based upon competitive market data derived from compensation surveys, such as those used in 2008 and described below, as well as compensation information derived from search firms in connection with the Company’s recruitment of new executives. Our objective is to pay competitive base salaries in order to attract and retain talented executives. Increases in base salary are used to reward performance and/or to address changes in the market with respect to the competitive salary for a particular position.

Annual Incentive Program. Annual cash bonus opportunities for executives are based upon the achievement of targeted performance levels in specific categories. Bonus targets, expressed as a percentage of base salary, are established for each executive by the Compensation Committee, with reference to benchmarking data for comparable positions. Bonus targets for Mr. Jacobson were established in connection with the negotiation of his employment agreement; see “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables.” These incentives are designed to reward performance and to provide market competitive compensation opportunities to executives. The Committee retains the discretion to reward achievement in the absence of meeting specific performance objectives if it deems such discretionary payments are warranted under the circumstances.

Long-Term Incentive Program. Time-vested equity compensation in the form of stock options and other equity based awards provided to executives are intended to reward performance, to serve as a retention tool, to align the interests of management with those of stockholders and to provide market competitive compensation opportunities to executives. The level of awards granted by the Compensation Committee are determined with reference to benchmarking data for each executive position, with input from the Chairman, President and Chief Executive Officer with respect to executives other than himself. The Board of Directors has adopted an Equity Award Policy and Procedures relating to the awarding of equity awards. The policy provides that equity awards will be considered by the Compensation Committee either: (i) at a specific meeting each year; (ii) during an open trading window period; or (iii) with respect to new hires, on the starting date for the new hire. If at the time proposed for an award the Company possesses material non-public information, the policy provides that awards will not be granted if the Compensation Committee reasonably anticipates that promptly following the grant the Company will release material information that it believes would result in an increase in the Company’s stock price. While the policy provides for the granting of equity awards by unanimous written consent of the Compensation Committee, the policy also expresses the desire of the Board that awards shall be made at meetings of the Committee, either in person or by telephone; all awards made by the Compensation Committee since the adoption of the policy in December 2007 have been made at meetings of the Committee.

Benefits/Perquisites. We provide executives with generally the same benefits as those provided to all other salaried employees, such as health and dental insurance, life insurance, short- and long-term disability, 401(k) plan with company match, and an employee stock purchase plan. In addition, we also provide certain executives, including the named executive officers, with a car allowance and reimbursement of gas expenses.

In addition, as described below in this proxy statement under the headings “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables” and “Potential Payments Upon Termination Or Change In Control” we provide executive officers benefits in the event of a change in control and employment termination other than for cause under employment and severance agreements, stock grant agreements accompanying individual grants, and/or benefit plans available to employees generally. The amount the Company will pay under these arrangements is determined under the terms of the individual arrangements and in some cases varies depending on the executive’s length of service. These agreements help us to attract talented executives, reduce the potential for employment litigation and avoid the loss of our executives to our competitors and other companies.

Compensation Committee

The current members of the Committee are Donald C. Waite, III (Chairman), Daniel S. Ebenstein and Steven N. Rappaport. The Committee’s charter charges it with various duties and responsibilities, including responsibility for establishing annual and long-term performance goals for the Company’s officers, including the compensation and evaluation of the performance of executive officers. The Committee’s charter is reviewed annually and can be found on our website at www.presstek.com. The three primary elements of compensation for the named executive officers (annual base salary, long-term incentives and annual bonus) are considered by the Committee at least once each year.

Management’s Role in Compensation

The Chairman, President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Vice President of Human Resources and the Vice President, General Counsel and Secretary often attend Committee meetings to present matters for consideration by the Committee and to answer questions regarding those matters.

The Chairman, President and Chief Executive Officer recommends to the Committee increases or changes in compensation for executive officers other than himself, based on his assessment of each individual’s performance, contribution to the Company’s results, potential for future contributions to our success and market information. The Committee meets in executive session without any members of management present to review the performance and compensation of the Chairman, President and Chief Executive Officer, to evaluate compensation proposals made by management and to make decisions with respect to these proposals. The Committee has ultimate responsibility for approving and setting compensation levels for the Company’s executive officers, other than the Chief Executive Officer, with respect to whom the Committee makes recommendations to the full Board.

Compensation Consultants

The Committee uses the services of compensation consultants from time to time. In 2008, the Committee used compensation survey data acquired from Radford Consulting for the purpose of benchmarking compensation levels for the Company’s executive positions against the market for comparable positions.

Setting Compensation Levels

During 2007 the Board of Directors recruited and hired a new executive management team. In determining the compensation to be paid to Mr. Jacobson as Chief Executive Officer, the Committee utilized competitive market information developed by compensation consultant Pearl Meyer & Partners. The Committee considered several factors in determining the amount and components of Mr. Jacobson’s compensation. The Committee considered, among other things:

•	the Board’s strong desire to hire Mr. Jacobson due to his reputation for successfully leading other businesses in the industry to significantly improved financial performance,
•	Mr. Jacobson’s then current compensation level, as well as the components of his compensation,

•	the competitive market information provided to the Committee by Pearl Meyer & Partners, and

•

the desire of the Committee to provide Mr. Jacobson with a competitive total compensation and benefit package that would attract him to accept the Company’s offer of employment, and that would strongly align his interests to those of the Company’s stockholders by providing a significant incentive to enhance stockholder wealth.

In performing a compensation analysis with respect to the Committee’s negotiations with Mr. Jacobson, Pearl Meyer & Partners examined compensation data from certain companies included in its CHiPS executive compensation survey. The companies included in the analysis were technology companies with less than $1 billion in revenues, with a median revenue size of $296 million and the 75th percentile revenue size of $561 million. The comparator group of companies used for this purpose were:

Coherent	Gerber Scientific	JDS Uniphase Corp.
Electronics for Imaging	GSI Group	ROFIN SINAR Technologies
Excel Technology	Imation Corp.	Zebra Technologies

The consideration of these factors, and the negotiations between the Company and Mr. Jacobson, resulted in a compensation reflected in an employment agreement, the terms of which are more fully described below in this proxy statement under “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables – Employment Agreements”.

The compensation program established by the Committee for executives other than Mr. Jacobson is designed to provide executives with a total compensation package and to provide elements of the package (base salary, annual cash incentive, long-term incentive and fringe benefits) that are competitive, in each case as determined with respect to position and responsibilities of each executive relative to the compensation survey data used by the Committee. With respect to establishing compensation levels for those executives other than Mr. Jacobson, the Committee considers competitive market survey data. During 2008 the Committee considered data from the Radford Executive Survey, using as comparator companies those that are similar to the Company in terms of industry, annual revenue and complexity of operations. The companies in this comparator group are:

Axcelis Technologies	Flir Systems	Merix
Bowe Bell & Howell	Formfactor	Mitsubishi Digital Electronics
Brooks Automation	Fujitsu America	Navteq
Coherent	GSI Group	Nikon Precision
Cymer	Hutchinson Technology	Planar Systems
Datalogic Scanning	Infocus	Radisys
Dolby Laboratories	Intermec	SGI
Dot Hill Systems	Intevac	Sumco USA Phoenix
Electro Scientific Industries	Kulicke and Soffa	Toshiba America Business
Electronics for Imaging	Leapfrog Enterprises	Veeco Instruments
Semiconductor Emulex	Mattson Technology	Verigy
Entegris	Mercury Computer Systems	Xerox International Partners
Zebra Technologies

The Effect of the Economic Downturn Upon Compensation

As widely reported, financial markets throughout the world have been experiencing extreme disruption in recent months, including extreme volatility in securities prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, failure and potential failures of major financial institutions and unprecedented government support of financial institutions. These developments and the related general economic downturn adversely impacted the Company’s business and financial results in fiscal year 2008. The slowdown resulted in reduced capital spending by end users, which adversely affected the Company’s product sales.

In December 2007 the Compensation Committee established performance targets for the Company’s 2008 incentive compensation program. Under the plan, in order for payouts to be made at the targeted bonus levels, corporate performance objectives, regional performance objectives (if applicable, depending upon the executive) and individual performance objectives were required to be met. The Committee used “adjusted operating profit”, which the Committee defined as operating profit from continuing operations before special charges and stock compensation expense, as the metric by which to measure overall corporate performance. The Committee established a target corporate performance range of 4% - 7% adjusted operating profit (defined as a return on revenue, excluding special charges and stock compensation expense), with 4% representing the threshold performance level at which an incentive award of fifty percent of a target award could be earned by a participant, and with 7% representing the level at which a one hundred percent award could be achieved. In establishing these targets, the Committee made certain assumptions concerning the expected level of revenue that would be achieved during fiscal year 2008.

The Company did not achieve the performance objectives established during December 2007. The Committee believes that the Company’s inability to achieve these pre-established objectives was predominantly the result of the turmoil experienced in the worldwide economies and markets during 2008, which negatively impacted the Company’s sales and operating profit. Notwithstanding these factors, the Company achieved significant successes during 2008. Among many accomplishments during 2008, some of the more significant ones included:

(i)	An $18 million year-over-year improvement in operating profit from continuing operations;
(ii)

Cost savings of $22.5 million during 2008 from the successful implementation of the Business Improvement Plan (BIP) announced during late 2007. These savings exceeded the BIP goal of $20.0 million targeted for 2009 and were achieved ahead of schedule.

(iii)	A 750 basis point increase in Gross Margin (improved from 28.1% in 2007 to 35.6% in 2008); Operating expenses were reduced by $18.4 million, a 22% year-over-year reduction;
(iv)	A $25.2 million (68%) reduction of the Company’s net debt (outstanding debt minus cash on hand from continuing operations) from the high point during 2007;
(v)	A 38 cent improvement in earnings per share (EPS) from continuing operations over 2007;
(vi)	The establishment of five new industry partnerships, and the successful launch of several major new product offerings;
(vii)	Remediation of several major internal control weaknesses; and
(viii)	The resolution of several significant lawsuits.

2008 Compensation Paid to Named Executive Officers

In accordance with the Employment Agreement (described later in this proxy statement) between the Company and Mr. Jacobson, the Company’s Chairman, President and Chief Executive Officer, during 2008 Mr. Jacobson’s annual base salary increased from $600,000 to $633,000. In addition, he was awarded a non-qualified stock option to purchase 150,000 shares of the Common Stock at a price of $5.57 per share (the closing price of the Common Stock on the date of grant). The option will vest ratably over a three-year period, and vesting will accelerate in the event of a change in control of the Company. The Committee made this stock option award in recognition of the progress made by the Company under his leadership, as noted above, and to further align his interests with the interests of stockholders. In considering an annual cash bonus award for Mr. Jacobson, the Committee concluded that, although the Company did not achieve its threshold targeted performance levels in fiscal 2008, the achievements noted above warranted the awarding of a discretionary bonus. The Committee awarded Mr. Jacobson a bonus of $189,909, which is equal to forty-five percent of his targeted annual incentive award. This award was paid in the form of 60% cash and 40% (based upon the closing price of the Common Stock on the date the award was granted) in shares of Common Stock. The Committee determined to pay a portion of the bonuses in the form of Common Stock for the purposes of further aligning the executive’s interests with those of stockholders and to conserve the Company’s cash.

With respect to the compensation of the other named executive officers, during 2008 the Committee considered salary increases for Messrs. Cook, Levin and Van Horn. Mr. Cook received a promotional salary increase during February 2008 of 10.9%, reflecting the Committee’s judgment as to an appropriate increase, taking into account relevant market compensation data and the Committee’s view of Mr. Cook’s performance and contributions to the organization. Messrs. Van Horn and Levin, who were hired in October and November 2007, respectively, were provided a pro-rated 3% increase during the first quarter of 2008 in order to bring them onto the same annual review cycle as other members of senior management. Ms. McHugh joined the Company in May 2008 and her salary did not come up for review. As a result of the adverse impact of the economic downturn on the Company’s financial performance, Management determined to defer all salary increases for employees by six months in 2009, except where prohibited by law. This deferral of salary increases also applies to Mr. Jacobson, who has voluntarily agreed to defer any salary increase with other employees even though his employment agreement provides for an automatic increase.

Messrs. Cook, Levin and Van Horn and Ms. McHugh were each awarded non-qualified stock options during 2008. Ms. McHugh was awarded an option for 75,000 shares of Common Stock as part of her initial employment with the Company (the same amount that was awarded to Messrs. Levin and Van Horn when they joined the Company in 2007). Subsequently, in 2008, as part of the Committee’s annual consideration of long-term incentives, the Committee awarded non-qualified stock options as follows: Mr. Cook: 75,000 shares; Mr. Levin: 50,000 shares; Ms. McHugh: 50,000 shares; and Mr. Van Horn: 50,000 shares. The Committee believes that these awards are consistent with its objective of aligning the interests of the Company’s executives with those of the stockholders.

As noted above, in connection with the consideration of annual bonus awards, the Committee recognized the significant achievements of the Company’s management during 2008. As a result of these achievements, the Committee awarded annual bonuses to the other named executive officers, as follows: Mr. Cook: $110,000; Mr. Levin: $50,000; Ms. McHugh: $63,000; and Mr. Van Horn: $53,250. Ms. McHugh’s award included an amount of $39,167 that was guaranteed to her when she joined the Company in May 2008, in addition to a discretionary award of $23,833 for the period of June through December. Each of the bonus awards were in amounts below the targeted incentives established under the bonus plan, and were intended by the Committee to acknowledge the achievements of the executives despite many challenges presented by the economic downturn discussed above. These bonus awards (other than the guaranteed portion of Ms. McHugh’s award) were paid in the form of 60% cash and 40% in shares of Common Stock. The Committee determined to pay a portion of the bonuses in the form of Common Stock for the purposes of further aligning the executive’s interests with those of stockholders and to conserve the Company’s cash.

Tax and Accounting Implications

In general, under Section 162(m) of the Internal Revenue Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Currently, the Committee has generally structured its compensation policies without regard to the deduction limitations imposed by Section 162(m) of the Code. The 2008 Omnibus Incentive Plan allows for compensation to be structured by the Committee in a manner that would allow for the deductibility of compensation without limitations imposed by Section 162(m) of the Code.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2009 Annual Meeting of Stockholders.

Donald C. Waite, III, Chairman
Daniel S. Ebenstein
Steven N. Rappaport

Summary Compensation Table For Fiscal 2008 And Fiscal 2007

The following table sets forth the information required by SEC Regulation S-K Item 402 as to the compensation paid or accrued by us for the fiscal years ended January 3, 2009 (“fiscal 2008”) and December 29, 2007 (“fiscal 2007”) by our Chief Executive Officer; our Chief Financial Officer; and the three other most highly paid executive officers who earned more than $100,000 in fiscal 2008 (collectively, the “named executive officers”). In accordance with SEC rules, no information is provided for our fiscal year ended December 30, 2006 (“fiscal 2006”) because none of our executive officers employed by the Company in fiscal 2008 were employed by the Company in fiscal 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Jeffrey Jacobson, Chairman, President and Chief Executive Officer (5)	2008 2007	644,657 362,306	189,909 400,000	1,500,000	553,012 1,031,640	-- --	22,185 14,047	1,409,763 3,307,993
Jeffrey A. Cook, Executive Vice President and Chief Financial Officer (6)	2008 2007	310,961 219,997	110,000 137,500	-- --	166,338 270,857	-- --	20,062 24,219	609,138 652,573
Mark J. Levin, President, Americas Region (7)	2008 2007	272,539 25,000	50,000 --	-- --	70,984 7,459	-- --	19,777 1,637	413,229 34,096
Kathleen McHugh, Vice President and Chief Marketing Officer (8)	2008	136,480	63,000	--	38,377	--	6,258	244,233
James R. Van Horn, Vice President, General Counsel and Secretary (9)	2008 2007	272,539 39,000	53,250 --	--	71,897 11,359	--	9,670 200	407,477 50,559

(1) Salary figures in 2008 include one additional pay period that occurred during the fiscal year.

(2) Bonus payments to Messrs. Jacobson and Cook for 2007 were made pursuant to their employment agreements. See “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Table – Employment Agreements” below.

(3) The dollar amounts in the Stock Awards and Option Awards columns represent the compensation cost, adjusted as described below, recorded in our audited financial statements for fiscal 2008 and fiscal 2007 of Common Stock and outstanding Common Stock options held by the named executive officers in those respective years and previously. These amounts have been calculated in accordance with SFAS No. 123R disregarding the estimates of forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended January 3, 2009 and December 29, 2007.

(4) The compensation represented by the amounts for 2008 set forth in the All Other Compensation column for the named executive officers are detailed in the following table.

Name	401(k) Savings Plan ($)(a)	Group Term Life Insurance ($)(b)	Automobile Allowance ($)(c)	Other Benefits ($)(d)
Jeffrey Jacobson	4,140	1,665	12,462	3,918
Jeffrey A. Cook	4,140	1,290	12,462	3,947
Mark J. Levin	4,140	1,345	12,615	1,606
Kathleen McHugh	1,193	669	4,154	350
James R. Van Horn	3,271	1,654	4,154	712

(a) Consists of Company matching contributions to the Company’s 401(k) savings plan.

(b) Consists of Company-paid premiums for life insurance benefits.

(c) Consists of amounts in respect of car allowances paid to each named executive officer.

(d) Consists of reimbursements of expenses for gasoline.

(5)	Mr. Jacobson commenced employment with the Company in May 2007.

(6)	Mr. Cook commenced employment with the Company in February 2007.

(7)	Mr. Levin commenced employment with the Company in November 2007.

(8)	Ms. McHugh commenced employment with the Company in May 2008.

(9)	Mr. Van Horn commenced employment with the Company in October 2007.

Grants of Plan-Based Awards in Fiscal 2008

The following table provides information with respect to individual incentive bonus arrangements (non-equity incentive plan awards), stock awards and stock options granted during fiscal year 2008 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Stock Awards: Number of Shares of Stock	Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Options Awards
Name	Grant Date	Target ($)	Maximum ($)	or Units (#)	Options (#)	($/Sh)(2)	($)(3)
Jeffrey Jacobson	September 16, 2008	422,025	633,038	--	150,000	5.57	382,545
Jeffrey A. Cook	September 16, 2008	213,500	320,250	--	75,000	5.57	191,272
Mark J. Levin	September 16, 2008	131,500	197,250	--	50,000	5.57	127,515
Kathleen McHugh	September 16, 2008 June 11, 2008	94,000	141,000	--	50,000 75,000	5.57 5.97	127,515 225,743
James R. Van Horn	September 16, 2008	118,350	177,525	--	50,000	5.57	127,515

(1)

Each of the named executive officers participated in a performance-based bonus plan in fiscal year 2008. Under the bonus plan, in order for payouts to be made at the targeted bonus levels, corporate performance objectives, regional performance objectives (if applicable, depending upon the executive) and individual performance objectives must be met. If the relevant performance objectives are exceeded, then bonus payments between 100%-150% of targeted bonus payouts can be earned. If the relevant performance objectives fall below targeted levels but at least meet pre-established threshold objectives, then bonus payments between 50%-100% of targeted bonus payouts can be earned. The Compensation Committee of the Board of Directors, which administers the bonus plan, has the discretion to award bonuses if threshold performance objectives are not met, and to award increased bonus amounts if “maximum” performance objectives are exceeded. The target bonus payouts for each of the named executive officers for 2008, expressed as a percentage of base salary, were as follows: Mr. Jacobson: 66.67%; Mr. Cook: 70%; Mr. Levin: 50%; Ms. McHugh: 40%; and Mr. Van Horn: 45%. When Ms. McHugh joined the Company in May 2008, the Company agreed to guarantee five-twelfths of her 2008 bonus at targeted payout levels, with the remaining seven-twelfths to be based upon awards made under the bonus plan. The actual amounts paid to the named executive officers are set forth in the Summary Compensation Table under the Bonus column.

(2)	The exercise price for all option awards was the closing price of a share of Common Stock on the date the option was granted.

(3)

The grant date fair values of awards have been determined in accordance with SFAS No. 123R, using the assumptions included in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

Employment Agreement with Mr. Jacobson. We have entered into an employment agreement with Mr. Jacobson. The terms of this agreement that relate to his compensation are described below. The terms that relate to termination and change in control are set forth in the section below entitled “Potential Payments Upon Termination Or Change In Control – Termination Provisions of Employment and Severance Arrangements with Mr. Jacobson and Mr. Cook.”

The Company entered into this employment agreement on May 10, 2007 (referred to as the “effective date”). The agreement provides for a four-year term of employment for Mr. Jacobson, which will automatically be extended for one-year periods on each anniversary of the effective date, starting on the fourth anniversary, unless either the Company or Mr. Jacobson gives 180 days written notice of non-renewal.

The agreement provides for the following compensation and benefits for Mr. Jacobson:

•

The agreement sets forth an initial base salary of $600,000 for the first year of the term of the agreement. The base salary will be increased to no less than $633,000 in the second year of the term, no less than $667,000 in the third year of the term and no less than $700,000 in the fourth year of the term. Once increased, the base salary cannot be decreased without Mr. Jacobson’s consent.

•

The agreement provides that Mr. Jacobson will be entitled to a guaranteed cash bonus of $400,000 for 2007, which would be pro-rated if his employment commenced after May 15, 2007. Beginning with calendar year 2008, Mr. Jacobson is eligible to receive an annual discretionary bonus targeted at 66.67% of his annual base salary (which target bonus percentage will be increased to 75% and 100% in 2009 and 2010, respectively). The target bonus will be paid based on Mr. Jacobson’s achievement of certain goals and objectives to be determined by the Board in consultation with Mr. Jacobson.

•

Pursuant to the agreement, on the effective date, Mr. Jacobson was granted as a signing bonus 300,000 shares of Common Stock and, on this same date, an option to purchase 1,000,000 shares of Common Stock. The shares of Common Stock subject to this option vest as follows: 20% of the shares subject to this option vested on the date of grant, and an additional 20% will vest on each of January 1, 2008, 2009, 2010 and 2011, subject to Mr. Jacobson remaining employed on each such date, except as provided as follow. The option will vest in full upon a termination of Mr. Jacobson’s employment without cause, a termination of his employment by Mr. Jacobson with good reason or due to his disability or death, a change in control of the Company or the giving of a notice of non-renewal of the employment term by either party. Each portion of the option that vests will remain exercisable for five years after the applicable vesting date.

•

Mr. Jacobson is also entitled to participate in the Company’s benefit plans, including pension, retirement, life insurance and medical insurance plans (if so adopted by the Company). He is also entitled to a car allowance in the amount of $1,000 per month and, by subsequent agreement, reimbursement for gasoline.

Employment Agreement with Mr. Cook. We have entered into an employment agreement with Mr. Cook. The terms of this agreement that relate to his compensation are described below. The terms that relate to termination and change in control are set forth under “Potential Payments Upon Termination Or Change In Control – Termination Provisions of Employment and Severance Arrangements with Mr. Jacobson and Mr. Cook.”

The Company entered into this employment agreement on February 27, 2007. The agreement provides for a three-year term of employment for Mr. Cook, which will automatically be extended for one-year periods on each anniversary of the date he commenced employment, starting on the third anniversary, unless either the Company or Mr. Cook gives 180 days written notice of non-renewal.

The agreement provides for the following compensation and benefits for Mr. Cook:

•	The agreement sets forth an initial base salary of $275,000, which will be reviewed at least annually. The base salary cannot be decreased without Mr. Cook’s consent.
•

The agreement provides that Mr. Cook will be entitled to a guaranteed cash bonus of $165,000 for 2007, which is pro-rated based on the number of full months he was employed during 2007. Beginning with calendar year 2008, Mr. Cook is eligible to receive an annual discretionary target bonus of up to 60% of his annual base salary. The actual amount of the bonus will be based on Mr. Cook’s achievement of certain goals and objectives to be determined by the Board.

•

Pursuant to the agreement, Mr. Cook was granted an option to purchase 250,000 shares of Common Stock. The shares of Common Stock subject to this option vest as follows: 41,666 were vested on the date of grant and the remaining 208,334 shares subject to the option will vest in equal annual installments on the first five anniversaries of the date of grant, subject to Mr. Cook remaining employed on each such date, except that the option will vest in full upon a change in control of the Company or upon his death or disability, or the giving of a notice of non-renewal of the initial employment term by the Company.

•

Mr. Cook is also entitled to participate in the Company’s benefit plans, including pension, retirement, life insurance and medical insurance plans (if so adopted by the Company). He is also entitled to a car allowance in the amount of $1,000 per month and reimbursement for gasoline.

Outstanding Equity Awards at End of Fiscal 2008

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option	Option
Name	Exercisable	Unexercisable	Exercise Price ($)	Expiration Date
Jeffrey Jacobson	200,000 200,000 200,000	150,000 200,000 (1) 200,000 (1)	5.57 6.14 6.14 6.14 6.14 6.14	September 16, 2018 May 10, 2012 (1) January 1, 2013 (1) January 1, 2014 (1) January 1, 2015 (1) January 1, 2016 (1)
Jeffrey A. Cook	83,332	75,000 166,668 (2)	5.57 6.01	September 16, 2018 February 27, 2017
Mark J. Levin	18,750	50,000 56,250	5.57	September 16, 2018 November 12, 2017
Kathleen McHugh		50,000 75,000	5.57 5.97	September 16, 2018 June 11, 2018
James R. Van Horn	18,750	50,000 56,250	5.57 6.14	September 16, 2018 October 23, 2017

(1) See Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables above regarding terms of this option grant to Mr. Jacobson.

(2) See Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables above regarding terms of this option grant to Mr. Cook.

Option Exercises in Fiscal 2008

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey Jacobson	--	--
Jeffrey A. Cook	--	--
Mark J. Levin	--	--
Kathleen McHugh	--	--
James R. Van Horn	--	--

Potential Payments Upon Termination or Change In Control

The Company has entered into employment agreements that will require the Company to provide compensation to the current named executive officers, Messrs. Jacobson and Cook, in the event of a termination of employment or a change in control of the Company. The material provisions of these agreements are described below. In addition, the Company has agreed to make certain payments to Messrs. Levin and Van Horn and to Ms. McHugh in the event of the termination of their employment other than for cause, and has agreed that all outstanding stock options will accelerate and become exercisable upon a change in control of the Company. The following tables were prepared as though the employment of each of the named executive officers was terminated on January 3, 2009 (the last business day of fiscal 2009) using the closing price of our Common Stock as of that day ($3.32). The amounts under the column labeled “Change in Control” assume that a change in control occurred on January 3, 2009. We are required by the SEC to use these assumptions. However, the employment of none of the named executive officers was terminated on January 3, 2009 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described occur on any other date or at any other price, or if any assumption is not correct in fact.

Jeffrey Jacobson

	Non-Renewal of Term of Employment by Executive	Non-Renewal of Employment Term by Company; Without Cause or Good Reason Termination (Non-Change in Control)	Death or Disability (Non-Change in Control)	Termination for Good Reason or Due to Death or Disability in Connection with Change in Control (1)	Voluntary Termination For Cause	Change in Control
Severance (2)	$1,055,031	$1,582,547	$1,582,547	$3,154,543	--	--
Continued benefits (3)	32,040	48,060	48,060	48,060	--	--
Accelerated vesting of equity (4)	(4)	(4)	(4)	(4)	(4)	(4)
Total (5)	$1,087,071	$1,630,607	$1,630,607	$3,202,603	--	(4)

(1) Assumes that Mr. Jacobson terminated his employment at the time of the change in control and was not requested to remain employed by the Company for an additional six months following the change in control, as permitted by the terms of his employment agreement.

(2) Severance payments are equal to one, 1.5 or 2.99 times the sum of Mr. Jacobson’s base salary at the time of termination, annual bonus (assuming 100% of the performance goals are achieved) for the year of termination and the amount of any discretionary bonus. The severance multiple depends on the type of termination, as described below.

(3) Represents the value associated with the continued payment by the Company of its premiums under the Company’s health and dental plans and continued provision of a car allowance and fuel expenses for either 12 or 18 months following termination, depending on the type of termination.

(4) As of January 3, 2009, the exercise price of Mr. Jacobson’s stock options was greater than the closing price of the Common Stock and for this reason no amounts are included in the table.

(5) Assumes that no amounts paid to Mr. Jacobson are reduced so as to not be subject to the excise tax under Section 4999 of the Internal Revenue Code.

Jeffrey A. Cook

	Non-Renewal of Term of Employment; Without Cause Termination (Non-Change in Control)	Termination without Cause or for Good Reason in Connection with Change in Control	Voluntary Termination/For Cause/Death/ Disability	Death/ Disability	Change in Control
Severance	$305,000	$915,000 (1)	--	--	--
Accelerated vesting of stock options	(2)(3)	(3)	(3)	(3)	(3)
Total	$305,000	$915,000	--	(3)	(3)

(1) Severance payments are equal to three times Mr. Cook’s average base salary at the time of termination.

(2) Stock options held by Mr. Cook accelerate upon a non-renewal of the initial employment term by the Company.

(3) As of January 3, 2009, the exercise price of Mr. Cook’s stock options was greater than the closing price of the Common Stock and for this reason no amounts are included in the table.

Termination Provisions of Employment and Severance Arrangements with Messrs. Jacobson and Cook

Termination Provisions of Mr. Jacobson’s Employment Agreement. Under the terms of Mr. Jacobson’s employment agreement, if his employment is terminated by the Company without cause, by him with good reason, due to his death or disability or if either the Company or Mr. Jacobson provides the other party with notice of non-renewal of the employment term, Mr. Jacobson shall be entitled to the following payments and benefits upon his termination of employment:

•	full vesting of all unvested stock options, restricted stock and other equity awards;
•

1.5 times (or one times in the case of a termination due to non-renewal of the employment term by Mr. Jacobson) the sum of Mr. Jacobson’s then annual base salary, target annual bonus for the year of termination (assuming that 100% of the performance goals are achieved) and discretionary bonus (if any) paid during the year immediately preceding the year in which such termination occurs, payable in equal monthly installments over the 18-month period following employment termination; and

•

continued coverage under the Company’s medical plans, car allowance and reimbursement of fuel expenses during the period that he is receiving severance, with the Company continuing to pay its portion of the applicable premiums during this period.

If Mr. Jacobson terminates his employment for good reason in connection with a change in control of the Company or in the event that Mr. Jacobson dies or becomes disabled within six months of a change in control, in lieu of the severance payments described above, he will be entitled to receive a lump sum cash payment equal to 2.99 times his annual base salary, target annual bonus for the year of termination (assuming that 100% of the performance goals are achieved) and discretionary bonus (if any) paid during the year immediately preceding the year in which such termination occurs (or at his option, treated as if a discretionary bonus had been paid without pro-ration for the year in which the change in control occurs), minus the amount of any severance payments he has already received. The amount will be paid to him in a lump sum following the later of the change in control or termination of employment, to the extent permitted by Section 409A of the Code. In addition, upon the occurrence of a change in control, all equity awards held by Mr. Jacobson will vest in full.

To the extent that any benefits or payments provided to Mr. Jacobson are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, he can elect to have the Company reduce such payments so that no payment will be subject to this excise tax. If he does not elect to reduce the payments, he will be responsible for the amount of this tax.

For purposes of Mr. Jacobson’s employment agreement, “cause” means his:

•	conviction of a felony or theft from the Company;
•	breach of fiduciary duty involving personal profit; or
•

sustained and continuous conduct which adversely affects the Company’s reputation or his failure to comply with the lawful directions of the board of directors, in each case that is not remedied within 30 days after notice is given to him by the Company of such act.

“Good reason” is defined as any one of the following, which is not cured within 30 days by the Company after notice is given by Mr. Jacobson:

•	any material diminution in his duties, title, authority or reporting line, or failure to reelect or reappoint him to the board of directors;
•	a reduction in or failure to pay compensation when due;
•	a change in control;
•	a relocation without consent to a principal work place that is more than 50 miles from the Company’s headquarters in New Hampshire or the Westchester County Airport; or
•

a reduction of his benefits under the Company’s benefit plans to less than the benefits of 90% of the Company’s other employees, except if initiated by Mr. Jacobson or approved in his capacity as a board member.

“Disability” means Mr. Jacobson is unable, because of injury or sickness, to perform the material duties of his regular occupation for six consecutive months in any 12 month period.

“Change in control” means:

•	individuals who constitute the board of directors of the Company cease to constitute a majority of the board as a result of any cash tender or exchange offer, merger or other similar transaction;
•	the consummation of a merger if more than 50% of the combined voting power after such transaction is not owned by the Company’s stockholders as of immediately prior to such transaction; or
•	the sale or disposition of all or substantially all the Company’s assets.

Mr. Jacobson’s right to receive severance payments and benefits is conditioned upon his execution of a release and compliance with the confidentiality and non-competition and non-solicitation covenants contained in his employment agreement. Mr. Jacobson is required to refrain from competing with the Company for 18 months after a termination of his employment by the Company for cause or by him without good reason or if he elects not to renew the employment term. The period will be 12 months if the termination is by him with good reason as a result of a change in control, and if the termination is by the Company without cause or otherwise by him with good reason, the period will be six months following employment termination. Mr. Jacobson will not be subject to non-competition and non-solicitation covenants if his employment is terminated due to the Company electing not to renew the employment term. Mr. Jacobson has agreed to remain employed for up to six months following a change in control if so requested and any period in which he is so employed will count against the periods described in this paragraph.

Termination Provisions of Mr. Cook’s Employment Agreement. Under the terms of Mr. Cook’s employment agreement, if his employment is terminated by the Company without cause or if either the Company or Mr. Cook provides the other party with notice of non-renewal of the employment term, Mr. Cook shall be entitled to the following payments and benefits upon his termination of employment:

•

One year of base salary, payable in 12 equal monthly installments (or, in the case of a termination that occurs before Mr. Cook has completed 12 months of service, one month of base salary for each completed full month of service, with a minimum payment equal to six months of base salary); and

•	Full vesting of unvested stock options (upon a non-renewal of the initial employment term by the Company).

If his employment is terminated by the Company without cause or by him with good reason in connection with or within the one and a half year period following a change in control, he shall be entitled to the following payments and benefits upon his termination of employment:

•	Three times Mr. Cook’s average annual base salary over the five most recent years immediately prior to the change in control, payable in a lump sum; and
•	Full vesting of unvested stock options upon a change of control.

In addition, upon his death or disability, all stock options held by Mr. Cook will vest in full.

For purposes of Mr. Cook’s employment agreement, “cause” is generally defined in the same manner as Mr. Jacobson’s agreement, except that in lieu of the last prong described under Mr. Jacobson’s agreement, cause for Mr. Cook exists if there is sustained and continuous conduct by Mr. Cook that adversely affects the reputation of the Company.

“Good Reason” is defined as any one of the following, without Mr. Cook’s consent:

•

the assignment of duties and responsibilities that are not at least substantially equivalent to his duties and responsibilities before the change in control or a failure to continue him in a position and title that is substantially equivalent (other than as a result of a termination without cause or due to his disability);

•

a reduction in or failure to pay total annual cash compensation in an amount equal to or greater than the sum of his salary at the highest annual rate in effect during the 12-month period immediately before the change in control and the bonus paid to similarly situated employees under the acquiring Company’s bonus plan for the year ending immediately prior to the change in control (with the bonus not to be less than 60% of the bonus provided in the employment agreement);

•	a reduction in benefits to less than benefits of similarly situated employees under any benefit plan of the acquiring employer immediately prior to the change in control;
•	a relocation to a location that is more than 35 miles from the Company’s current headquarters; or
•	a material breach of the employment agreement by the Company.

“Change in control” means individuals who constitute the board of directors cease to constitute a majority of the board as a result of any cash tender or exchange offer, merger or other similar transaction.

Mr. Cook’s right to receive severance payments and benefits is conditioned upon his execution of a release and compliance with the confidentiality and non-competition and non-solicitation covenants contained in his employment agreement. Mr. Cook is required to refrain from competing with the Company for two years after a termination of his employment for any reason and soliciting the Company’s employees for two years and customers for one year after a termination of his employment for any reason.

Mark J. Levin

	Without Cause Termination, Either Without or in Connection With a Change in Control	Voluntary Termination/For Cause/Death/ Disability	Death/ Disability	Change in Control
Severance	$263,000 (1)	--	--	--
Accelerated vesting of stock options	(2)	(2)	(2)	(2)
Total	$263,000	--	(2)	(2)

(1) Under the arrangement with Mr. Levin, in the event of his termination of employment, without cause, he will be entitled to receive an amount equal to one year’s base salary. In addition, under the terms of Mr. Levin’s Non-Qualified Stock Option Agreements, in the event of a change in control of the Company, all outstanding unvested options shall become immediately vested and exercisable.

(2) As of January 3, 2009, the exercise price of Mr. Levin’s stock options was greater than the closing price of the Common Stock and for this reason no amounts are included in the table.

Kathleen McHugh

	Without Cause Termination, Either Without or in Connection With a Change in Control	Voluntary Termination/For Cause/Death/ Disability	Death/ Disability	Change in Control
Severance	$137,083 (1)	--	--	--
Accelerated vesting of stock options	(2)	(2)	(2)	(2)
Total	$137,083	--	(2)	(2)

(1) Under the arrangement with Ms. McHugh, in the event of her termination of employment, without cause, she will be entitled to receive an amount equal to one month’s base salary for every month employed with the Company, up to one year’s base salary. Since Ms. McHugh had been employed with the Company for seven months as of January 2, 2009, the number reflected in the table above for severance is equal to seven months of her base salary. In addition, under the terms of Ms. McHugh’s Non-Qualified Stock Option Agreements, in the event of a change in control of the Company, all outstanding unvested options shall become immediately vested and exercisable.

(2) As of January 3, 2009, the exercise price of Ms. McHugh’s stock options was greater than the closing price of the Common Stock and for this reason no amounts are included in the table.

James R. Van Horn

	Without Cause Termination, Either Without or in Connection With a Change in Control)	Voluntary Termination/For Cause/Death/ Disability	Death/ Disability	Change in Control
Severance	$263,000 (1)	--	--	--
Accelerated vesting of stock options	(2)	(2)	(2)	(2)
Total	$263,000	--	(2)	(2)

(1) Under the arrangement with Mr. Van Horn, in the event of his termination of employment, without cause, he will be entitled to receive an amount equal to one year’s base salary. In addition, under the terms of Mr. Van Horn’s Non-Qualified Stock Option Agreements, in the event of a change in control of the Company, all outstanding unvested options shall become immediately vested and exercisable.

(2) As of January 3, 2009, the exercise price of Mr. Van Horn’s stock options was greater than the closing price of the Common Stock and for this reason no amounts are included in the table.

RELATED PERSON TRANSACTIONS

Mr. Ebenstein, who has been a director of the Company since November 1999, is a partner of the law firm of Amster, Rothstein & Ebenstein LLP and shares in the profits of that firm. During fiscal year 2008, the Company has paid or incurred $2.4 million (including $0.5 million of pass-through expenses) in legal fees and expenses to Amster, Rothstein & Ebenstein LLP for services related to representing the Company on various intellectual property matters.

The Company has had a long term relationship with Spinks Ink (“Spinks”), a subsidiary of Superior Printing Ink Company, Inc. Spinks supplies ink and related products to the Company. During fiscal 2008, the son of Board member John W. Dreyer became employed by Spinks. Prior to Mr. Dreyer’s son becoming employed with Spinks and subsequent thereto, all transactions with Spinks have been conducted on an arm’s length basis. The total amount paid and owed by the Company to Spinks in fiscal 2008 was $0.3 million.

With respect to related person transactions occurring prior to 2009, including those described above, the Company’s practice was to refer proposed related person transactions to our Audit Committee for consideration and approval. In February 2009, the Board of Directors of the Company adopted a policy for the review, approval or ratification of related party transactions involving the Company (including its subsidiaries and affiliates). The Audit Committee has responsibility for overseeing the policy and may review and amend the policy from time to time. The policy provides that all Related Party Transactions (as defined) shall be approved or ratified in accordance with this policy by the Audit Committee.

For purposes of the policy, Related Party Transactions are defined as any transaction, or a series of similar transactions, which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company was, or is proposed to be, a participant, in which a Related Party (as defined) had, has or will have a direct or indirect material interest and any material amendment or modification to the foregoing regardless of whether such transaction has previously been approved in accordance with this policy, provided that Related Party Transactions do not include executive officer compensation and benefit arrangements approved by the Board of Directors or the Compensation Committee; director compensation arrangements approved by the Board of Directors or the Compensation Committee; ordinary course business travel and expenses, advances and reimbursements; indemnification payments made by the company or on the company’s behalf (including advancement of expenses) and payments under directors’ and officers’ indemnification insurance policies made pursuant to the Company’s Certificate of Incorporation or By-Laws or pursuant to any policy, agreement or instrument.

For purposes of the policy, a Related Party is defined to mean any person who (1) is or at any time since the beginning of the Company’s last fiscal year was a director or executive officer of the Company; (2) who is a 5% Stockholder; or (3) who is an immediate family member of any of the foregoing persons.

Under the policy executive officer and directors of the Company are required to notify the General Counsel of the Company as soon as reasonably practicable about any potential Related Party Transaction. The General Counsel shall then determine whether a potential transaction or relationship constitutes a Related Party Transaction that requires compliance with the policy and/or disclosure as a Related Party Transaction in accordance with applicable SEC rules. If the General Counsel determines that the transaction or relationship constitutes a Related Party Transaction, the transaction will be referred to the Audit Committee for its consideration. In reviewing Related Party Transactions, the policy provides that the Audit Committee will be provided with full details of the Related Party Transaction, including: (1) the terms of the transaction; (2) the business purpose of the transaction; (3) the benefits to the Company and to the relevant Related Party; and (4) whether the transaction would require a waiver of the Company’s Code of Business Conduct and Ethics.

In determining whether to approve a Related Party Transaction, the policy provides that the Audit Committee will consider, among other things, the following factors to the extent relevant to the Related Party Transaction: (1) whether the terms of the Related Party Transaction are fair to the Company and such terms would be on the same basis if the transaction did not involve a Related Party; (2) whether there are business reasons for the Company to enter into the Related Party Transaction; (3) whether the Related Party Transaction would impair the independence of an outside Director; (4) whether the Related Party Transaction would present an improper conflict of interest for any Director or Executive Officer of the Company, taking into account: (i) the size of the transaction, (ii) the overall financial position of the Director or Executive Officer, (iii) the direct or indirect nature of the Director’s or Executive Officer’s interest in the transaction (iv) the ongoing nature of any proposed relationship, and (v) any other factors deemed relevant; and (5) whether the Related Party Transaction is material, taking into account: (i) the importance of the interest to the Related Party, (ii) the relationship of the Related Party to the transaction and of Related Parties to each other, (iii) the dollar amount involved and (iv) the significance of the transaction to the Company’s investors in light of all the circumstances.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the Related Party Transaction, but may, if so requested by the Chair of the Audit Committee, participate in some or all of the Committee’s discussions of the Related Party Transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Mr. Waite as Chair, and Members Messrs. Rappaport and Ebenstein. The information regarding the services provided by a law firm of which Mr. Ebenstein is a partner that is set forth under Related Person Transactions is incorporated by reference herein.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 3, 2009, with respect to shares of the Common Stock authorized for issuance under awards made under equity compensation plans, including the Company’s 1988 Stock Option Plan (the “1988 Plan”), the 1991 Stock Option Plan (the “1991 Plan”), the 1994 Stock Option Plan (the “1994 Plan”), the 1997 Interim Stock Option Plan (the “1997 Plan”), the 1998 Stock Option Plan (the “1998 Plan”), the 2003 Stock Option and Incentive Plan of Presstek, Inc. (the “2003 Plan”), the 2008 Omnibus Incentive Plan (the “2008 Plan”) and the 2002 Employee Stock Purchase Plan (the “ESPP”). Except for the 1997 Plan and a non-plan option grant to our Chief Executive Officer described below, each of the foregoing equity compensation plans has been approved by the stockholders of the Company. As of January 3, 2009, no awards were permitted to be made under the 1988 Plan, the 1991 Plan, the 1994 Plan or the 1997 Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders (3)	3,329,913 (1)	$7.57 (1)	2,903,786 (2)
Equity compensation plans not approved by security holders (4)	1,014,175	6.15	--
Total	4,344,088	$7.24	2,903,786(2)

(1)	Excludes purchase rights accruing as of January 3, 2009 under the ESPP.

(2)         Includes shares available for future issuance under the 1998 Plan, the 2003 Plan, 2008 Plan, and the ESPP. As of January 3, 2009, an aggregate of 623,007 shares of Common Stock were available for issuance pursuant to the ESPP. Under the ESPP, each eligible employee may purchase up to 750 shares of Common Stock each quarterly purchase period at a purchase price per share equal to 85% of the lower of the fair market value (as defined in the ESPP) of Common Stock on the first or last trading day of a purchase period.

(3)          Consists of the 1988 Plan, the 1991 Plan, the 1994 Plan, the 1998 Plan, the 2003 Plan, the 2008 Plan, the Director Plan and the ESPP.

(4)          Consists of 14,175 shares issuable under awards made under the 1997 Plan and the grant of a non-plan stock option exercisable for 1,000,000 shares of Common Stock to Mr. Jacobson pursuant to Nasdaq Rule 4350(i)(1)(A)(iv) as an inducement material to Mr. Jacobson entering into employment with the Company. As required by SEC rules, since the 1997 Plan and the non-plan stock option were not approved by stockholders, information on such plan and option is set forth below.

1997 Interim Stock Option Plan

The 1997 Plan was adopted for the purpose of granting non-statutory options to any person that the Board believed had contributed, or who would contribute, to the success of the Company or its subsidiaries, including directors, officers, employees, independent agents, consultants and attorneys. A total of 250,000 shares of Common Stock were initially reserved for issuance under the 1997 Plan. The Company’s ability to make additional option grants under the 1997 Plan terminated on September 22, 2002; however, the Plan continues to govern the options still outstanding under the 1997 Plan, all of which are fully vested. Pursuant to the terms of the plan, the price per share relating to each option granted under the 1997 Plan was established at the time of grant by the Board (or a committee thereof appointed to administer the plan); provided that the exercise price was not to be less than 100% of the fair market value per share of Common Stock on the date of grant. The 1997 Plan provides for adjustment of any outstanding options to prevent dilution or enlargement of rights, including adjustments in the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.

Except as otherwise provided by the Board, options granted under the 1997 Plan may only be transferred by will or by the laws of descent and distribution. If an employee ceases to be employed by the Company (other than for cause or by death or disability), no further installments of the options granted to such employee under the 1997 Plan shall become exercisable, and such options shall, to the extent exercisable on the date of termination, remain exercisable for a period of 30 days following the date of termination. If an employee is terminated for cause or voluntarily leaves the employ of the Company without the Company’s consent, options granted to such employee under the 1997 Plan shall automatically terminate and will no longer be exercisable. Upon termination of employment by reason of death, options granted to such employee under the 1997 Plan may be exercised, to the extent exercisable on the date of death, by the employee’s beneficiary, at any time within one year after the date of the employee’s death. In the event employment is terminated by reason of disability, options granted to such employee under the 1997 Plan shall, to the extent exercisable on the date of termination, remain exercisable for a period of 30 days following the date of termination. Notwithstanding any of the foregoing, no option granted under the 1997 Plan shall remain exercisable beyond the specified termination date of such option.

2007 Option Grant to Mr. Jacobson

The shares of Common Stock subject to the non-plan option grant made to Mr. Jacobson vest as follows: 20% of the shares subject to this option vested on the date of grant, and an additional 20% will vest on each of January 1, 2008, 2009, 2010 and 2011, subject to Mr. Jacobson remaining employed on each such date, except as provided as follows. The option will vest in full upon a termination of Mr. Jacobson’s employment without cause, a termination of his employment by Mr. Jacobson with good reason or due to his disability or death, a change in control of the Company or the giving of a notice of non-renewal of the employment term by either party. Each portion of the option that vests will remain exercisable for five years after the applicable vesting date.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 8, 2009 (except as otherwise indicated) by:

•	each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock;
•	each of the named executive officers included in the Summary Compensation Table in the Executive Compensation section of this proxy statement;
•	each of our current directors; and
•	all current executive officers and directors as a group.
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Peter Kellogg and IAT Reinsurance Company Ltd c/o IAT Reinsurance Company Ltd. 48 Wall Street New York, NY 10005	9,000,000 (3)	24.5%

Scott Kimelman and Affiliates c/o Daeg Capital Management LLC 100 Park Avenue New York, NY 10017	3,573,166 (4)	9.7%

Edward E. Barr	--
John W. Dreyer	394,116 (5)	1.1%
Daniel S. Ebenstein	80,500 (6)	*
Dr. Lawrence Howard	1,364,828 (7)	3.7%
Jeffrey Jacobson	1,006,759 (8)	2.7%
Steven N. Rappaport	119,532 (9)	*
Frank D. Steenburgh	44,024 (10)	*
Donald C. Waite, III	109,362 (11)	*
Jeffrey A. Cook	160,147 (12)	*
Mark J. Levin	28,599 (13)	*
Kathleen McHugh	2,817	*
James R. Van Horn	73,832 (14)	*
All current executive officers and directors as a group (12 persons)	3,384,516 (15)	8.9%

________________________

* Less than 1%.

(1)        Except as otherwise noted below, the Company believes that all persons referred to in the table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them.

(2)        Applicable percentage of ownership is based upon 36,692,665 shares of Common Stock outstanding as of April 8, 2009. Beneficial ownership is determined in accordance with applicable SEC rules. Options for shares of Common Stock which are currently exercisable or exercisable within 60 days of the record date are referred to below as “exercisable stock options.” Exercisable stock options are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on Form 4 filed with the Securities and Exchange Commission on April 17, 2008 (the “Form 4”) by

Mr. Kellogg. According to Amendment No. 1 to a Schedule 13D filed by Mr. Kellogg and IAT Reinsurance Company Ltd. (“IAT”) on June 27, 2007 (the “Schedule 13D”) with respect to an aggregate of 7,695,178 shares then reported: (i) Mr. Kellogg is the sole owner of the voting stock of IAT and is a director, President and CEO of IAT; (ii) as of April 26, 2007, 7,615,178 shares were held by IAT (8,797,000 as of April 16, 2008 according to the Form 4, as to which shares Mr. Kellogg disclaims beneficial ownership) and its wholly-owned subsidiaries, 100,000 shares were held by a foundation controlled by Mr. Kellogg and his wife, and 80,000 shares were held by companies controlled by Mr. Kellogg; and (iii) Mr. Kellogg had sole power to vote or direct the vote of, dispose of or direct the disposal of all but 100,000 of the shares reported in the Schedule 13D, as to which he had such shared voting and investment power. According to the Form 4, as of April 16, 2008, Mr. Kellogg directly held 203,000 of the 9,000,000 shares reported as beneficially owned.

(4)        As of December 23, 2008 as to 1,914,970 shares based on a Schedule 13G filed by Mr. Kimelman, Daeg Capital Management, LLC and Daeg Partners, L.P. with the Securities and Exchange Commission on February 27, 2009. According to such Schedule 13G, Mr. Kimelman has sole voting and dispositive power with respect to 28,700 such shares and shared voting and dispositive power with respect to 1,886,270 such shares collectively with Daeg Capital Management, LLC and Daeg Partners, L.P. As of December 31, 2008 as to 1,658,196 shares based on a Form 13F filed with the Securities and Exchange Commission on February 10, 2009 by Kimelman & Baird LLC, which reported having sole dispositive and no voting power with respect to all such shares.

(5)	Includes 334,116 shares issuable pursuant to exercisable stock options.

(6)        Consists of 77,500 shares issuable pursuant to exercisable stock options and 3,000 shares held of record by Mr. Ebenstein’s child with respect to which Mr. Ebenstein disclaims any beneficial ownership interest.

(7)        As to 110,503 of such shares, Dr. Howard is a managing member and the owner of 23% of the member interests of a limited liability company of which Dr. Howard’s daughter owns the other 77% of member interests. As to 182,195 of such shares, Dr. Howard is the owner and a managing member of 20% of the member interests of another limited liability company of which Dr. Howard’s daughter and son own the other 80% of member interests. Accordingly, Dr. Howard has shared voting and investment power over the shares held by such limited liability companies. The shares in the table for Dr. Howard also includes 80,000 shares subject to exercisable stock options, 35,000 shares held by Dr. Howard’s wife, including 13,500 shares she holds as custodian for minor children, and 9,625 shares held by Dr. Howard’s daughter. As to all such shares held by Dr. Howard’s wife and daughter, Dr. Howard may be deemed to have shared voting and investment power.

(8)	Includes 600,000 shares issuable pursuant to exercisable stock options.

(9)	Includes 89,532 shares issuable pursuant to exercisable stock options.

(10)	Includes 34,024 shares issuable pursuant to exercisable stock options.

(11)	Includes 83,529 shares issuable pursuant to exercisable stock options.

(12)	Includes 124,998 shares issuable pursuant to exercisable stock options.

(13)	Includes 18,750 shares issuable pursuant to exercisable stock options.

(14)	Includes 18,750 shares issuable pursuant to exercisable stock options.

(15)	Includes 1,461,199 shares issuable pursuant to exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities Exchange Commission. Such Reporting Persons are required by SEC rules to furnish the Company with copies of all Section 16 forms they file. Based solely on its review of the copies of such filings and written representations from the Company’s directors and executive officers, the Company believes that during the fiscal year ended January 3, 2009, all Reporting Persons timely filed all Section 16(a) reports required to be filed by them.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Mr. Rappaport as Chair, Dr. Howard and Mr. Waite. The Audit Committee operates under a written charter adopted by the Board and reviewed by the Board for adequacy each year, a copy of which is posted on the Company’s Web site at www.presstek.com. The Audit Committee, among other things: (i) reviews and discusses with management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of the Company; (ii) selects and evaluates the performance of the Company’s independent registered public accounting firm; (iii) reviews and discusses with management and the independent registered public accounting firm the results of the year-end audit of the Company; and (iv) reviews and discusses with management and the independent registered public accounting firm the accounting policies of the Company and the Company’s compliance with U.S. generally accepted accounting principles and certain legal and regulatory requirements.

The Audit Committee reviewed the audited consolidated balance sheets of the Company as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006, and the related notes thereto, and has discussed them with all of management and KPMG LLP, the Company’s independent registered public accountants.

The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm’s independence.

Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company’s independent registered public accounting firm and management. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Steven N. Rappaport, Chair

Dr. Lawrence Howard

Donald C. Waite, III

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP to be the Company’s independent registered public accountants for the fiscal year ended January 2, 2010. KPMG LLP has served as the Company’s independent registered public accountants since June 22, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Independent Auditor Fees

Set forth below are the fees billed to the Company by KPMG LLP for the fiscal periods indicated.

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$1,545,000	$ 1,800,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--

Total Fees	$1,545,000	$ 1,800,000

(1) Audit Fees consist of fees for professional services provided in connection with the integrated audit of the Company’s financial statements and internal control over financial reporting, and review of financial statements included in Forms 10-Q, and includes services that generally only the external auditor can reasonably provide, such as attest services, consents and assistance with and review of documents filed with the SEC. This figure also includes fees for a 2006 and 2007 statutory audit of Presstek Europe, Ltd. that were performed during fiscal year 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2009

A copy of this proxy statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, together with directions to the Annual Meeting, can be found at the website address: http://www.cstproxy.com/presstek/2009.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written request to Presstek, Inc., 10 Glenville Street, Greenwich, Connecticut 06831; Attention: the Secretary of the Corporation, or orally via telephone to (203) 769-8056, we will provide separate copies of the Annual Report and/or this proxy statement.

OTHER MATTERS

The Board does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting and it knows of no matters to be properly brought before the meeting by others. If any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board.

The Company’s Annual Report on Form 10-K, containing audited consolidated financial statements for the fiscal year ended January 3, 2009, is being made available contemporaneously with this proxy statement and form of proxy to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K will be provided, without charge, upon written request to Presstek, Inc., 10 Glenville Street, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

By order of the Board of Directors,

James R. Van Horn

Secretary

April 24, 2009

PRESSTEK, INC.

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE

Voting by Internet or telephone is quick, easy and immediate. As a Presstek, Inc. shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 P.M., Eastern Time, on June 2, 2009.

To Vote Your Proxy by Internet OR www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	To Vote Your Proxy by Phone OR 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	To Vote Your Proxy by Mail Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Please mark your vote like this	/X/

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left
☐	☐

1. Election of Directors:

NOMINEES	01 Edward E. Barr	05 Jeffrey Jacobson
	02 John W. Dreyer	06 Steven N. Rappaport
	03 Daniel S. Ebenstein	07 Frank D. Steenburgh
	04 Lawrence Howard	08 Donald C. Waite, III

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature________________________________Signature_________________________________Date____________2009

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on June 3, 2009

This proxy statement, our 2008 Annual Report on Form 10-K and other proxy materials are available at

http://www.cstproxy.com/presstek/2009

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PRESSTEK, INC.

The undersigned appoints Jeffrey A. Cook and James R. Van Horn, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Presstek, Inc. held of record by the undersigned at the close of business on April 8, 2009 at the 2009 Annual Meeting of Shareholders of Presstek, Inc. to be held on June 3, 2009 or at any adjournment thereof. Each person is individually authorized to vote as specified on proposal 1 and otherwise in his discretion.

PLEASE FILL IN DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. YOU MAY ALSO COMPLETE A PROXY BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS LISTED ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO EXERCISE AS SET FORTH HEREIN, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

(Continued, and to be marked, dated and signed, on the other side)